Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 20, 2026 relating to the financial statements of PennyMac Financial Services, Inc. and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of PennyMac Financial Services, Inc. for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California

June 4, 2026